EXHIBIT 7


                           DB CAPITAL INVESTORS, L.P.
                               31 WEST 52ND STREET
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10019

                           SUB DEBT COMMITMENT LETTER
                           --------------------------


January 27, 2002


J Holdings Corp.
J Acquisition Corp.
ACI Capital Co., Inc.

c/o ACI Capital Co., Inc.
900 Third Avenue
26th Floor
New York, New York  10022

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which DB Capital Investors, L.P. ("DBCI") is committed to provide subordinated debt in connection with the transactions described herein in the amount, on the terms and subject to the conditions set forth in this letter (together, the "COMMITMENT LETTER") and the Fee Letter (as defined below).

We understand that J Holdings Corp., a Delaware company ("PARENT", which is a newly formed, wholly owned subsidiary of ACI Capital Co., Inc. ("ACI")), and J Acquisition Corp., a Delaware company and a wholly owned subsidiary of Parent ("PURCHASER"), will sign, concurrently herewith, a merger agreement, dated the date hereof, and in the form attached hereto as EXHIBIT A (along with any other agreements or documents entered into in connection therewith or delivered pursuant thereto, the "ACQUISITION AGREEMENT") to acquire (the "ACQUISITION") all of the issued and outstanding common stock of Jenny Craig, Inc., a Delaware corporation (the "COMPANY"). In addition, in connection with the Acquisition, Parent, Purchaser, Sidney Craig, Jenny Craig, SJF Enterprises, Inc., DA Holdings, Inc., Craig Enterprises, Inc. and the Company will enter into a Stockholders' Voting Agreement, dated the date hereof and substantially in the form attached hereto as EXHIBIT B (along with any other agreements or documents entered into in connection therewith or delivered pursuant thereto, the "VOTING AGREEMENT"). We have confirmed that the total purchase price and financing requirements (including equity financing being provided by ACI, Company stockholders and management) for the Acquisition will be financed as set forth on EXHIBIT C hereto (the "FINANCINGS").

1. Commitment. DBCI is pleased to confirm its commitment (the "COMMITMENT") to participate in Purchaser's Junior Subordinated Debt Financing (the "SUBDEBT FINANCING") in an aggregate principal amount of $15 million, on the terms and subject to the conditions contained in this Commitment Letter and in the outline of terms and conditions attached hereto as Exhibit D (the "TERM SHEET"). The obligations of Purchaser under the Subdebt Financing will be secured by a second priority lien on, and security interest in, substantially all assets of Purchaser (it being understood that the Company will become the borrower under the Subdebt Financing upon consummation of the Acquisition), Parent and all domestic subsidiaries of Purchaser, in each case subject to such exclusions as both of ACI and DBCI (in their sole and absolute discretion) may agree. DBCI's Commitment is subject, in its discretion, to the conditions set forth in this Commitment Letter and the Term Sheet and to the negotiation, execution and delivery of definitive documentation evidencing the Financings (along with any other agreements or documents entered into in connection therewith or delivered pursuant thereto, the "FINANCING AGREEMENTS"), satisfactory to DBCI and its counsel and the satisfaction of the terms, conditions and covenants contained therein.

2. Fees and Expenses. The fees for these services, among others, are to be set forth in a separate letter (the "FEE LETTER"), to be entered into prior to the closing of the Acquisition by and among ACI, DBCI, Parent and Purchaser.

3. Conditions Precedent. DBCI's obligations hereunder are conditioned on the following:

a. The transactions contemplated by the Acquisition Agreement and the Voting Agreement shall have been consummated concurrently with, or shall be ready for consummation immediately after, DBCI's debt financing hereunder on the terms and conditions set forth in such agreements without modification, amendment or waiver, except as previously consented to in writing by DBCI. All conditions precedent to the obligations of Parent and Purchaser under such agreements (other than Section 6.3(c) of the Acquisition Agreement) shall have been satisfied without modification, amendment or waiver, except as previously consented to in writing by DBCI.

b. The transactions contemplated by the Financing Agreements shall have been consummated prior to or concurrently with DBCI's debt financing hereunder in accordance with their terms, without modification, amendment or waiver, except as previously consented to in writing by DBCI. All conditions precedent to the obligations of the lenders or investors under the Financing Agreements shall have been satisfied, other than any conditions relating to the debt capital contemplated by this letter, the equity capital commitment letters from SJF


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
           Enterprises, Inc., ACI and DBCI and the junior subordinated debt commitment letter from ACI, each of even date herewith.

c. ACI, Parent and Purchaser shall have complied with their obligations hereunder.

4. Covenants.  DBCI, ACI, Parent and Purchaser agree as follows:

a. DBCI shall, and shall be permitted to, consummate the investment contemplated by the Commitment in accordance with the terms hereof.

b. Parent and Purchaser shall, and ACI shall cause them to, consummate the transactions contemplated by the Acquisition Agreement and the Voting Agreement and satisfy their obligations thereunder, without amendment, modification or waiver except as previously consented to in writing by DBCI.

c. ACI, Parent and Purchaser shall, and ACI shall cause Parent and Purchaser to, consummate the transactions contemplated by the Financing Agreements without amendment, modification or waiver, except as previously consented to in writing by DBCI. Without limiting the generality of the foregoing, there shall be no equity, debt or other financing of any type other than as set forth on EXHIBIT C hereto, without the prior written consent of DBCI.

d. Parent and Purchaser shall, and ACI shall cause them to, to the extent commercially reasonable, enforce their respective rights and the obligations of the Company and other parties to the Acquisition Agreement or Voting Agreement (such other parties to the Voting Agreement, the "JC PARTIES"), including any rights to compensation or payments of any kind from any of the Company or the JC Parties whether or not the Acquisition is consummated, whether in respect of damages for breach, payments of termination fees, payments of expenses, gains owing under the Voting Agreement or otherwise.

e. ACI, Parent and Purchaser shall promptly keep DBCI informed of, consult and confer with DBCI on all matters relating to the Acquisition, Acquisition Agreement, Voting Agreement, Financing and Financing Agreements and any discussions, communications or negotiations by and between ACI, Parent and Purchaser on the one hand and any of the Company or the JC Parties on the other hand in respect thereof. Such obligation shall include provision of copies of material correspondence, documents and other information and adequate notice and opportunity to attend conferences and meetings in respect thereof. In addition ACI, Parent and Purchaser shall apprise DBCI of, and consult with DBCI concerning all actions they may take or consider pursuant to or as contemplated by the Acquisition Agreement, Voting Agreement and Financing Agreements including exercise of rights thereunder regarding termination, information, further assurances, covenants, conditions, rights upon breach, enforcement of nonsolicitation and other rights.


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
f. Without limiting DBCI's other rights in this Commitment Letter, in the event that an alternate bidder for the Company emerges or for some other reason an altered or improved bid for the Company is necessary or contemplated, DBCI will be given the opportunity, but will not be obligated, to participate in any transactions contemplated in order to improve the terms of the Acquisition Agreement or make an alternative offer for the Company on the same percentage basis relative to ACI as the percentage resulting from dividing DBCI's original commitment to purchase debt and equity capital in Parent hereunder by ACI's original commitment to purchase debt and equity capital in Parent.

5. Acknowledgment. Each of ACI and DBCI has, independently and without reliance on the other party, based on such information and due diligence it has conducted as it has deemed appropriate, made its own analysis and decision to enter into its commitment to invest in Parent and to enter into the other documents and transactions contemplated by the Acquisition and the Acquisition Agreement. Each of ACI and DBCI will independently and without reliance upon the other party, continue to make its own decisions and to conduct its own due diligence with respect to the operation of the Company and the matters, transactions and any related agreements contemplated by the Acquisition and the Acquisition Agreement. ACI represents and warrants that it has made available to DBCI all the due diligence materials which ACI has received from the Company.

6. Confidentiality. Please note that this Commitment Letter, the Fee Letter, the transactions contemplated hereby and any written or oral information provided by DBCI in connection with this arrangement is exclusively for the information of ACI, Parent, Purchaser and the Company and may not be disclosed to any other party or circulated or referred to publicly without DBCI's prior written consent, except that you may disclose such information to your and the Company's officers, directors, agents and advisors who are directly involved in the consideration of the transactions contemplated hereby to the extent such persons are obligated to hold such advice in confidence or if otherwise required by law or in the event such information or documents are made public through no fault of ACI, Parent or Purchaser.

7. Assignment. None of DBCI, ACI, Parent or Purchaser may assign any of their respective rights or be relieved of any of their respective obligations hereunder without the prior written consent of the other parties hereto.

8. Termination. The Commitment will terminate upon the first to occur of (i) the closing of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement, (iii) a material breach by ACI, Parent or Purchaser under this Commitment Letter or the Fee Letter, provided, however, that DBCI shall notify ACI in writing of such breach, whereupon ACI shall have a commercially reasonable period of time (not to exceed twenty (20) calendar days) after ACI's receipt of such notice to cure such breach or (iv) the Expiration Date (as defined in the Acquisition Agreement), as may be extended in accordance with the terms of the Acquisition Agreement.


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
Please confirm that the foregoing is in accordance with your understanding by signing and returning to DBCI the enclosed copy of this Commitment Letter on or before the close of business on the date hereof, whereupon this Commitment Letter shall become a binding agreement among us.



Very truly yours,

DB CAPITAL INVESTORS, L.P.

By:  DB Capital Partners, L.P., its general partner

       By: DB Capital Partners, Inc., its general partner

           By: /s/ Robert Sharp
               ----------------------------------------
               Name: Robert Sharp
               Title: Managing Director



                               Confirmed as of the date above:


                               ACI CAPITAL CO., INC.

                               By: /s/ Kevin S. Penn
                                   ----------------------------------------
                                   Name: Kevin S. Penn
                                   Title: President



                               Confirmed as of the date above:


                               J HOLDINGS CORP.

                               By: /s/ Kevin S. Penn
                                   ----------------------------------------
                                   Name: Kevin S. Penn
                                   Title: President



                               Confirmed as of the date above:


                               J ACQUISITION CORP.

                               By: /s/ Kevin S. Penn
                                   ----------------------------------------
                                   Name: Kevin S. Penn
                                   Title: President


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